EXHIBIT 99.1

Repros Reports Findings From the Six Month Study of Androxal(R) in Men With Secondary Hypogonadism

  Greater Than 80% of Men Obtained T in the Normal Range
  Evidence of Continued Benefit After Treatment Withdrawal

THE WOODLANDS, Texas, Feb. 10, 2014 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX)today reported additional results from its ZA-300 six month study of Androxal® in men with secondary hypogonadism. Literature suggests that secondary hypogonadism is strongly linked to obesity and a variety of maladies that accompany the metabolic syndrome. Some of these accompanying disorders include high cholesterol and poor glycemic control as many men affected by secondary hypogonadism either have or are candidates for cardiovascular disease and/or type 2 diabetes.

About ZA-300

The study was designed to enroll hypogonadal men with confirmed testosterone (T) < 300 ng/dL and BMI > 25. These enrollment criteria were similar to the pivotal study criteria used under our Special Protocol Assessment. All enrolled men started at the lower dose, 12.5 mg, and up-titrated if their morning T was < 450 ng/dL at any visit. There were two baseline visits to confirm morning T < 300. Subjects must be < 300 ng/dL on two consecutive visits. There were three visits after baseline, in weeks 6, 16 and 26. Up-titration could occur at any of those visits if the morning T was < 450 ng/dL. There were also two follow-up visits at 4 and 8 weeks after the end of the six month dosing period. The following table provides some of the study information.

	Androxal®	Androxal®	Androxal®
	12.5 mg	25 mg	(12.5 and 25 mg)
Enrolled	216	283	499
Age (SD)	47.5 (8.5)	49.5 (7.7)	48.6 (8.1)
BMI (SD)	32.7 (4.6)	33.2 (4.7)	33.0 (4.6)
Completed	159	234	393
% Withdrew due to AE	6.9%	2.8%	4.6%

Androxal® Effects on Testosterone

The change from baseline in total testosterone compared to baseline values was statistically different (p < 0.05) at all measurements, including the two follow-up visits, for the 12.5 mg dose. The same was true for the 25 mg dose except at the two month follow-up the change was no longer significant. The maintenance of a normal range of testosterone levels for two months after the end of dosing in a significant number of subjects suggests the potential that the compound may have a sustained effect. This result differs from the general clinical experience of men being administered a testosterone replacement therapy. Exogenous testosterone has been shown to suppress both pituitary and testicular function, resulting in hormone replacement dependency in treated patients.

The study contained only two findings of a morning T above the normal range while on study medication. Each individual admitted taking a T supplement during that dosing period.

	Androxal®	Androxal®	Androxal®
	12.5 mg	25 mg	(12.5 and 25 mg)
Baseline T (SD) (ng/dL)	225.0 (45.3)	201.2 (46.6)	211.5 (47.5)
T at 26 Weeks (SD) (ng/dL)	511.6 (140.8)	416.7 (154.7)	455.3 (156.2)
% of Men in Normal Range at 26 Weeks	94.6%	81.0%	86.6%
Normal Range LOCF	85.7%	78.1%	81.4%
Normal Range after 1 Month Post Dosing	36.0%	16.2%	24.4%
Normal Range after 2 Months Post Dosing	27.3%	10.6%	17.4%

Total Cholesterol, HDL and LDL After 26 Weeks of Treatment

At baseline 35.1% of the subjects exhibited a cholesterol > 200 mg/dL. At the end of the study only 39% of those men (13.7% of all subjects) continued to exhibit cholesterol > 200 mg/dL. Of the men with high total cholesterol, 63% exhibited an LDL assessment at baseline that was higher than normal. At the end of the study only 21% of the men with high total cholesterol still exhibited a high LDL measurement. On average men in the high cholesterol group exhibited a decrease in LDL of 29.8 mg/dL or 21.2% of their baseline levels. The changes in total cholesterol and LDL were highly statistically significant, p < 0.0001. These changes do not appear to be related to a change in cholesterol-lowering medications during the course of the study.

	Androxal®	Androxal®	Androxal®
	12.5 mg	25 mg	(12.5 and 25 mg)
Total Cholesterol Change (SD) (mg/dL)	-18.3 (27.0)	-18.4 (31.3)	-18.4 (29.6)
HDL Change (SD) (mg/dL)	-1.8 (8.3)	-3.4 (7.2)	-2.8 (7.7)
LDL Change (SD) (mg/dL)	-15.8 (23.3)	-14.8 (25.2)	-15.2 (24.4)

Fasting Plasma Glucose After 26 Weeks of Treatment

Statistically significant reductions of fasting plasma glucose compared to baseline were exhibited by both dose groups, -5.2 mg/dL. Though the reductions were modest, they were highly significant from a statistical perspective, p < 0.0001. Of greater clinical significance, there was a statistically significant shift from high hemoglobin A1c values to normal (< 6.1), with 37% of enrolled subjects abnormal at baseline versus 32% at the end of the study.

Repros Comments on Cholesterol and Glycemic Changes

Though these observations are interesting, the Company believes they reflect more on the population of men that are secondary hypogonadal. The Company does not intend to suggest that Androxal® would represent a treatment for cholesterol or glycemic disorders, but would provide synergistic benefit with either life style changes or medications to improve these measurements.

Safety Observation from ZA-300

There were no new safety issues identified, no deaths, no significant cardiovascular findings and, the Company believes there were no significant eye findings. The majority of the recorded AE's were deemed mild to moderate in intensity. The most common AE's were related to upper respiratory tract infections (11.6%), but the study was conducted during the cold, flu and allergy season. Other AE's of note included headache (6.6%), muscle spasms (4%), and fatigue (2.8%). Transient blurred vision was noted in 1.4% but changes in visual acuity were noted as an adverse event in only 0.2%. These findings are in line with expectations given the average age of the subjects (approximately 49 years).

There were two previously described cases of venous thromboembolisms (VTE). One severe case which developed on treatment was in a subject with multiple risk factors and emerged after his hematocrit levels increased above 54%.

The other milder case of deep venous thrombosis (DVT) developed early during treatment. The subject was enrolled after previous T use. At entry his hematocrit was 56%. The subject remained in the study without subsequent relapse. At the end of the study his hematocrit was 43.1%.

High hematocrit is a known complication of increasing T levels. There was a statistically significant correlation of increasing T and increasing hematocrit. Even at baseline the hematocrit level was highly correlated to the morning T (p = 0.0019). There was observed a rate of 1.8% of subjects with an elevated hematocrit at their last assessment on treatment. Once therapy was stopped hematocrit levels returned to levels below 54%.

The Company has installed a measure in all of its ongoing studies to excuse subjects if they exhibit a confirmed hematocrit above 54%. In previous Repros studies that incorporated a positive hormone replacement control arm, hematocrit elevations were greater in the T replacement arm as was the incidence of observations of > 54%. The currently enrolling studies ZA-304 and ZA-305 will be assessing these changes for both a T replacement gel and Androxal®.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. These statements are based on assumptions that the Company has made in light of the Company's experience in the industry, as well as the Company's perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to planned clinical studies and the timing and nature of the results thereof, the impact of the studies on the Androxal® label and the commercial potential of Androxal® and the timing of the Company's expected filing of an NDA for Androxal®. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including the ability to have success in the clinical development of the Company's technologies, the reliability of interim results to predict final study outcomes, the ability to protect the Company's intellectual property rights and such other risks as are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com